Exhibit 5.1

[Goodwin Procter LLP Letterhead]

                                                                                  April 17, 2007

Boston Properties, Inc.

Boston Properties Limited Partnership

111 Huntington Avenue

Suite 300

Boston, MA 02199

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-141257) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Properties Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), and Boston Properties, Inc., a Delaware corporation and general partner of the Operating Partnership (the “Company”) of (i) $862.5 million aggregate principal amount of Operating Partnership’s 2.875% Exchangeable Senior Notes due 2037 (the “Notes”) and (ii) the shares of the Company’s common stock issuable upon exchange of the Notes (the “Shares”). The Notes were issued under the Indenture, dated as of December 13, 2002, by and between the Operating Partnership and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 1, dated as of December 13, 2002, the Supplemental Indenture No. 2, dated as of January 17, 2003, the Supplemental Indenture No. 3 dated as of March 18, 2003, the Supplemental Indenture No. 4, dated as of May 22, 2003, the Supplemental Indenture No. 5, dated as of April 6, 2006, and the Supplemental Indenture No. 6, dated as of February 6, 2007, among the Operating Partnership and the Trustee (the “Indenture”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Boston Properties, Inc.

Boston Properties Limited Partnership

April 17, 2007

The opinions expressed below are limited to the laws of the United States, and the Delaware General Corporation Law, and the Delaware Revised Uniform Limited Partnership Act (collectively, the “Delaware Statutes”) and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antifraud laws.

For purposes of the opinion expressed in paragraph (3) below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Shares, the total number of issued shares of the Company’s common stock, together with the total number of shares of the Company’s common stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of common stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.    The issuance of the Notes by the Operating Partnership has been duly authorized.

2.    The Notes have been duly issued by the Operating Partnership and constitute valid and binding obligations of the Operating Partnership entitled to the benefits of the Indenture and enforceable against the Operating Partnership in accordance with their terms.

3.    The issuance of the Shares has been duly authorized and, when and if issued and delivered upon the exchange of the Notes, the Shares will be validly issued, fully paid and non-assessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP